Exhibit 99.1

DATE:	January 28, 2009

CONTACT:	Kevin W. Laudenslager
Vice President and Treasurer
Mid Penn Bancorp, Inc.
349 Union Street
Millersburg, PA 17061
(717) 692-2133

MID PENN BANCORP, INC. DECLARES QUARTERLY CASH DIVIDEND

(Millersburg, PA) – The Board of Directors of Mid Penn Bancorp, Inc. (NASDAQ: MPB), parent company of Mid Penn Bank, declared a quarterly cash dividend of 20 cents per share, payable Monday, February 23, 2009, to shareholders of record Wednesday, February 11, 2009.

Mid Penn Bank has been an independently owned community bank since 1868 and is committed to remaining a progressive, independent community bank that offers a full line of business, personal and trust services. Mid Penn Bank is a stable, financially secure community bank that maintains its philosophy of prudent decision-making, and as such, did not participate in any sub-prime lending practices.

Mid Penn Bancorp, through its subsidiary Mid Penn Bank, operates 14 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit www.midpennbank.com and view the Investor Relations page where comprehensive information is available concerning Mid Penn Bancorp, Inc.

This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Mid Penn’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Mid Penn undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise.